Exhibit 6.1

LOAN SERVICING AGREEMENT

This LOAN SERVICING AGREEMENT (the “Agreement”) dated effective as of March 27, 2022 (the “Effective Date”) is made and entered into by and between CWS Investments Inc. (“Client”) and BIFI LOAN SERVICING LLC, a Virginia limited liability company (the “Servicer”).

RECITALS

WHEREAS, the Client owns certain debt instruments (the “Mortgage Loans”) which may or may not be secured by real property (the “REO Properties”, collectively with the Mortgage Loans, the “Assets”) as more fully identified in Exhibits A, hereto;

WHEREAS, the Client desires to retain the Servicer to service the Assets for the benefit of the Client;

WHEREAS, Client and Servicer desire to set forth the terms and conditions on which Servicer will service the Assets.

NOW, THEREFORE, in consideration of the above recitals, the mutual agreements hereinafter set forth, and for other good and reasonable consideration, the receipt and adequacy of which is hereby acknowledged, the Client and Servicer hereby agree as follows:

SECTION 1

Definitions

1.1	“Affiliate” means, (a) with respect to Client, any entity that controls, is controlled by, or is under common control with Client or any trust sponsored by Client or any of its other Affiliates and (b) with respect to Servicer, any entity that controls, is controlled by, or is under common control with Servicer. For purposes of this Agreement, “control” means possessing, directly or indirectly, the power to direct or cause the direction of the management, policies or operations of an entity, whether through ownership of voting securities, by contract or otherwise.

1.2	“Agreement” means this Servicing Agreement, the Exhibits hereto, any Transaction Addendum, and any duly executed amendments thereto.

1.3	“Applicable Requirements” means as of the time of reference, with respect to the Mortgage Loans and the subject matter of this Agreement, all of the following: (i) all contractual obligations of Client in any agreement, including without limitation with any insurer or governmental agency with respect to the Mortgage Loans; (ii) the Mortgage Loan Documents; (iii) all federal, state and local legal and regulatory requirements applicable to the servicing of the Mortgage Loans; and (iv) this Agreement.

1.4	“ARM” means an adjustable-rate Mortgage Loan that allows the holder of the promissory note secured thereby to periodically adjust the interest rate based on movement in a specified index.

1.5	“Balloon” refers to a Mortgage Loan the principal of which will not fully amortize before the scheduled maturity of that Mortgage Loan.

1.6	“Business Day” means any day other than (i) a Saturday or Sunday, or (ii) a day on which insured depository institutions in Virginia are authorized or obligated by law to be closed.

1.7	“Client” means the controlling owner of the Mortgage Loans and/or the holder of certain mortgage servicing rights, and is acting for its own account, or on behalf of private and institutional clients, investors or originating lenders (collectively, “Lenders” or “Investors”), and is licensed as a lender, originator, loan servicer, or other entity, and having specific authority to contract with, and direct or otherwise authorize, the Servicer to perform the Services as hereinafter defined.

1.8	“Confidential Information” includes (a) all information, including Intellectual Property, related to the business of Servicer or Client and any of their respective Affiliates, clients and other third parties, to which Servicer or Client has access, whether in written, graphic or machine-readable form, in the course of or in connection with providing the Services; (b) all notes, analyses and studies prepared by Servicer or any of its Representatives, during the term of this Agreement or anytime thereafter, incorporating any of the information described in the Confidentiality and Non-circumvention agreement (“Non-Disclosure”), attached as Exhibit B and incorporated herein, and (c) the terms and conditions of this Agreement.

1.9	“Cut-Off Date” means the last day of a Client accounting cycle or reporting cycle, as the context indicates.

1.10	“Effective Date” means generally, the date first stated above and (b) with respect to any Addendum, the date on which Servicer executes such Addendum, as set forth thereon.

1.11	“Escrow Accounts” means an account established and maintained by the Servicer which shall be held in trust for the benefit of the Client and Borrower. Except as otherwise directed by the Client, the Servicer shall deposit into the Escrow Account on all collections from the Borrowers for the payment of taxes, assessments, hazard insurance premiums, and comparable items for the account of the Borrowers, and the Servicer shall pay to the Borrowers interest on funds in Escrow Accounts if so required under law.

1.12	“Exit Fee” is synonymous with the Deboarding Fee as defined in Exhibit A attached hereto and incorporated herein.

1.13	“Exit Related Charges” means those expenses related to deboarding a Mortgage Loan for which an Exit Fee is payable in accordance with Exhibit A.

1.14	“Hazard Insurance” means all policies of property insurance insuring against loss or damage to any Mortgaged Premises by fire and other perils, including without limitation all endorsements and riders thereto, and including so-called fire and extended coverage insurance policies, homeowner’s insurance policies and flood insurance policies.

1.15	“Intellectual Property” means all (a) patents, patent applications, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, Internet domain names, and registrations and applications for the registration thereof together with all of the goodwill associated therewith, (c) copyrights and copyrightable works (including computer programs and mask works) and registrations and applications thereof, (d) databases, trade secrets, know-how and other confidential information, (e) waivable or assignable rights of publicity and (vi) waivable or assignable moral rights.

1.16	“Loan Boarding” means the process by which Client submits new Mortgage Loans to Servicer for the purpose of servicing, and the conditional acceptance of such Mortgage Loans by Servicer, depending on factors including, but not limited to, the completeness of the data submitted with the files. Servicer shall notify Client of the minimum Data Requirements on a Loan Boarding Checklist provided by the Servicer. The Client’s failure to timely and completely provide the Servicer with the Data Requirements may result in delayed servicing and/or additional costs and fees.

1.17	“Loan Documents” means (i) the mortgage note, deed of trust note, security deed note or other form of promissory note executed by a Mortgagor and secured by a Security Instrument evidencing the indebtedness of the Mortgagor under a Mortgage Loan (hereinafter “Mortgage Note”), and (ii) any deed of trust, security deed, mortgage, security agreement or any other security instrument which constitutes a lien on real estate (or shares of stock in the case of cooperatives) securing payment by a Mortgagor of a mortgage note (hereinafter “Security Instrument”).

1.18	“Loss Mitigation Fees” are the fees and expenses for loss mitigation activities, as described in Transaction Addendum.

1.19	“Mortgage”, “Mortgages” and “Mortgage Loans” means the residential mortgage loans or pools of residential mortgage loans (including the corresponding Loan Documents) which are identified on one or more Transaction Addendum(s) and are to be serviced by Servicer for Client pursuant to the terms and conditions of this Agreement.

1.20	“Mortgagor” means one or more mortgagors, trustors of trust deeds and deeds of trust, the grantors of any Mortgages securing a Mortgage Loan and/or the owners of the Mortgaged Premises at the time of reference.

1.21	“Mortgaged Premises” means the residential (1-4 family) real property that is encumbered by a Security Instrument securing the Mortgagor’s obligations under a Mortgage Loan, including all buildings and fixtures on such property and all accessions thereto, including installations of mechanical, electrical, plumbing, heating and air conditioning systems located in or affixed to such buildings, and all alterations, additions and replacements, and any such property following the completion of the foreclosure of the related Mortgage Loan.

1.22	“Parties” means Client and Servicer, each singularly being a “Party”.

1.23	“Person” means a natural person, partnership (general or limited), corporation, limited liability company, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

1.24	“REO Property” means any (i) real property owned by Client and made subject to this Agreement, and (ii) any Mortgaged Premises that was subject to a Mortgage Loan, after the Mortgaged Property has been acquired on behalf of Client pursuant to this Agreement through foreclosure or similar proceedings, acceptance of deed in lieu of foreclosure, acquisition of title in lieu of foreclosure or the acquisition of title by operation of law.

1.25	“Representatives” means Servicer’s or Client’s officers, directors, employees, agents and subcontractors (and their employees).

1.26	“Servicing Rights” means the rights and responsibilities with respect to servicing and supervising the Mortgage Loans and the associated Escrow Accounts and Loan Documents.

1.27	“Servicer” means the Party identified as such in the preamble to this Agreement.

1.28	“Servicing Fee” means the fee for Services as specified in the relevant Transaction Addendum made a part hereof.

1.29	“Services” means all services provided by Servicer to Client hereunder and all Work Product.

1.30	“Transaction Addendum” means each duly executed Addendum to this Agreement regarding the scope of services for which Servicer has been retained by Client.

1.31	“Transfer Date” means, as to a Mortgage Loan, the date on which Servicer commences servicing such Mortgage Loan pursuant to the terms of this Agreement.

1.32	“Trust Account” means that bank account into which Mortgagor’s payments or principal, interest, taxes and insurance is deposited and which is intended to be disbursed to Client or Servicer.

1.33	“Work Product” means all works, materials, software, documentation, methods, apparatus, systems, designs, improvements, inventions, user interfaces, processes, formulae, products or future products, plans, devices, enhancements, refinements or works of authorship and the like (and all tangible embodiments thereof) created by, conceived, originated, prepared, developed, conceived, or delivered by Servicer, either individually or jointly with others (whether or not patented, patentable, copyrighted or copyrightable), directly or indirectly useful in any aspect whatsoever in the business of Servicer as part of or in connection with the Services; provided, that nothing shall be considered “Work Product” hereunder that Client or any third party could develop independently of Servicer’s Intellectual Property or other Confidential Information (including but not limited to such Intellectual Property and Confidential Information as may be created or developed during the term of this Agreement but separate from Servicer’s provision of Services hereunder).

SECTION 2

Services

2.1	Services. The Servicer, as independent contract servicer, shall service and administer the Mortgage Loans and REO Properties in accordance with this Agreement and with Accepted Servicing Practices (giving due consideration to the Client’s reliance on the Servicer), and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable and consistent with the terms of this Agreement and with Accepted Servicing Practices. Accepted Servicing Practices shall mean the procedures, including prudent servicing, collection, loan administration, resolution and disposition procedures, and the standard of care employed by prudent mortgage servicers that service mortgage loans of the same type as the Assets in the jurisdictions in which the related Properties are located, subject to the express provisions of this Agreement. Servicer agrees to adhere to all Applicable Requirements in performing the Services. Such standard of care shall not be lower than that which the Servicer customarily employs and exercises in servicing and administering similar mortgage loans or properties for its own account for the account of others, or for the account of those with beneficial and/or ownership interests in the Servicer, as the case may be. The Servicer shall exercise the same care that it customarily employs for its own account and for others in servicing the Assets. The Client shall deliver such limited powers-of-attorney to the Servicer sufficient to allow the Servicer to execute all documentation requiring execution on behalf of the Client with respect to the servicing of the Mortgage Loans, including satisfactions, partial releases, modifications and foreclosure documentation or, if requested by the Servicer, execute and promptly return such documents to the Servicer.

2.2	Scope of Services. Client hereby engages Servicer to employ commercially reasonable and prudent practices to service the loans under Applicable Requirements, including, but not limited to, to collect all scheduled payments of principal, interest and applicable deposits of taxes, assessments and other public charges that are generally impounded, hazard insurance premiums, and all other items on all Mortgage Loans subject to this Agreement including the enforcement of specific Lenders’ rights of processing demands, processing or coordinating foreclosures, and recording reconveyances/releases. Client must supply to Servicer all Loan Documents, including but not limited to the debt instrument (i.e., Note, Credit Line Agreement, Contract for Deed, etc.), Deed/Mortgages, modification agreements, forbearance agreements, assignments, allonges or any other document affecting condition of title or payment distribution (including payment history and reinstatement) and showing the correct beneficiary, needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and to satisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Upon any occurrence that could impact servicing functions, including but not limited to, an assignment of a beneficial interest in the Mortgage Loan or a modification of Mortgage Loan terms, Client must notify Servicer immediately of such occurrence and provide copies of relevant documents before servicing functions will be performed, continued, or funds distributed. Servicer shall follow instructions from Client who represents and warrants that Client is fully, exclusively and solely authorized in all cases to direct, and authorize, the Servicer to perform the Services in accordance with this Agreement. If the Mortgage Loan is owned by multiple Lenders (a “Multi-Lender Loan”), Servicer shall only follow instructions from Client. A default upon any interest in the Note shall constitute a default upon all interests. Client may determine and direct the actions to be taken on behalf of all Lenders in the event of default or with respect to other matters requiring the direction or approval of Lenders, including but not limited to, designation of brokers, servicing agents or others acting on their behalf and the sale, encumbrance or lease of any real or personal properties which may be owned by Lenders as the result of foreclosure or receipt of a deed in lieu of foreclosure, or modification or forbearance of the Mortgage Loans. For the avoidance of doubt, in the event of a conflict between Applicable Requirements and Client’s instructions the former shall control. Servicer reserves the right to immediately terminate this Agreement and cease all servicing activities and functions if the Servicer learns of any act or omission by the Client, whether intentional or not, that negatively affects the enforceability of the Mortgage Loan or if Client fails to provide the Servicer with requested information within a reasonable time.

2.2.1	In accordance with Applicable Requirements, Servicer shall:

2.2.1.1	Demand, receive and collect all Mortgage Loan payments,

2.2.1.2	Manage principal and interest (“P&I”) accounts, Escrow Accounts and related deposit accounts, hold any related custodial deposit accounts associated with receipt, disbursement and accumulation of principal, interest, taxes, hazard insurance, mortgage insurance, etc. as “Trustee” for Client. Any benefit or value derived from the deposits of P&I balances shall accrue to the exclusive benefit of Servicer. Any benefit or value derived from the deposits of escrow balances shall accrue to the exclusive benefit of the mortgagor.

2.2.1.3	Deposit in the Trust Account any amount which the Servicer receives in connection with the Mortgage Loans; net of the Servicing Fees, unreimbursed advances, and any other amounts required to be held in the Escrow Accounts, no later than two (2) Business Days after receipt of funds.

2.2.2	Permitted Withdrawals From the Trust Account. The Servicer may, from time to time, make withdrawals from the Trust Account for the following purposes:

2.2.2.1	to make remittances to the Client in the amounts and in the manner provided for in this Agreement, to include return of advances made by Client;

2.2.2.2	to pay itself for unreimbursed Servicing Advances, fees, and expenses prior to applying proceeds to prior servicer balances;

2.2.2.3	to pay to itself for unreimbursed Servicing Fees and any interest earned on funds in the Trust Account;

2.2.2.4	to pay itself, after liquidation of a Mortgage Loan, any accrued and unpaid Servicing Fees and Servicing Advances with respect to such Mortgage Loan;

2.2.2.5	to pay itself Servicing Fees upon a payment received for Performing Loans or upon the passing of the scheduled Mortgage Loan Due Date for non-performing loans.

2.2.2.6	to pay itself Ancillary Income;

2.2.2.7	to reimburse itself for any Non-recoverable Advances or Expenses;

2.2.2.8	to remove funds inadvertently placed in the Trust Account in error by the Servicer or for which amounts previously deposited are returned unpaid due to a “not sufficient funds” or other denial by the obligor’s banking institution; and

2.2.2.9	to clear and terminate the Trust Account upon the termination of this Agreement.

2.2.3	All remittance and cut-off reports to be completed on a weekly basis. Payments received from Monday to Friday will be processed and sent the following week, to be received by Friday of that week, bank holidays notwithstanding.

2.2.4	Client acknowledges and agrees that upon Client’s authorization of servicing transfers by and between Servicer and another servicing provider, such transfer process will be handled exclusively by Servicer and the other servicing provider, without the need for further authorization(s) by Client.

2.2.5	Client further acknowledges and agrees that certain Notes will become inadequately secured by collateral or be submitted to Servicer for servicing without being secured by any, or adequate, collateral. Client shall indemnify and hold harmless Servicer from any resulting inability to enforce or collect on such Notes.

2.3	Other. Servicer shall be responsible for further safeguarding each Client’s interest in the Mortgaged Premises and rights under the Mortgage Loan as elected by the Client.

2.4	Analyzed Trust Account Disclosure: Client authorizes Servicer to deposit all funds received in connection with this Agreement into an analyzed trust account at an FDIC insured bank. The analyzed trust account accrues credits that are used to offset bank service charges assessed to Servicer, which provides a financial benefit to Servicer. Any unused credits not used to offset bank service charges will not benefit Client in any manner.

2.5	Affiliate Services. Only the Client may request Services and execute Transaction Addendums under this Agreement. Affiliates of Client must execute a separate servicing agreement in order for Servicer to provide Services to such Affiliate of Client.

2.6	Technical Direction. Servicer will report to and receive technical direction only from such Client employees or officers as may be listed in the applicable Transaction Addendum or as may be designated from time to time by Client or the applicable Affiliate.

2.7	Servicing Standards; Subservicing . The Services will be performed by Servicer’s Representatives or subcontractors. Subject to the following subsections (1) and (2), Servicer may assign or subcontract to another entity or person any of the Services to be performed hereunder. Servicer will remain fully liable for the acts and omissions of its agents and subcontractors as if performed by Servicer.

2.7.1	The Servicer agrees that it shall manage the servicing support and administration of the Mortgage Loans in a commercially reasonable manner.

2.7.2	The Servicer may appoint one or more other subservicers to perform the Servicer’s duties hereunder. No appointment of any subservicer by the Servicer shall relieve the Servicer of any of its duties or responsibilities under this Agreement, including without limitation, its servicing responsibilities hereunder and its reporting responsibilities hereunder. The amount of any subservicing fees payable under a subservicer agreement shall be payable solely by the Servicer from the Servicing Fee from such Mortgage Loans serviced by such subservicer. Client shall not be liable for or required to pay any subservicer fees, costs, or expenses. Client shall have no duties, including any duty of supervision, of any subservicer, subcontractor, employee or agent of Servicer.

2.8	Servicing Transfer Notice to Mortgagors. To the extent required by Applicable Requirements, Client shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of the servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment. To the extent required by Applicable Requirements, Servicer shall send, or cause to be sent, to each Mortgagor a letter advising the Mortgagor of the transfer of servicing responsibilities in connection with the related Mortgage Loan to Servicer, the form and content of which letters shall be mutually acceptable to Client and Servicer in the exercise of reasonable judgment.

2.9	Representations and Warranties. Servicer represents and warrants to Client, as of the date hereof and each Transfer Date, as follows: (i) Servicer is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) Servicer’s execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement by Servicer does not and will not violate Servicer’s organizational documents, any material contracts of Servicer, or any Applicable Requirements, (iv) Servicer has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or the operations or financial condition of Client or Servicer, and (v) Servicer maintains the required licensing/registration to perform its duties hereunder in the applicable jurisdiction of any Mortgage Loan it servicers under this Agreement.

SECTION 3

Representations and Warranties of Client

3.1	Documentation. Client shall provide (or cause any transferor (former) servicer of any Mortgage Loans to provide) to Servicer, at no cost to Servicer:

3.1.1	Before the applicable Transfer Date, copies of all Loan Documents, as well as all files, documents and records which are necessary or appropriate for Servicer to receive in order to conduct the servicing of the Mortgage Loans in accordance with Applicable Requirements, as indicated in Schedule II of the Transaction Addendum, with it being understood and acknowledged by the Parties that Servicer shall not receive and is not responsible for safeguarding Client’s original documents unless Servicer has specifically requested and received the same;

3.1.2	all licenses necessary to carry on the Client’s business in the state and/or jurisdiction in which the debt was incurred and/or the collateral is located;

3.1.3	applicable documentation for each Mortgage Loan to be serviced hereunder, to enable Servicer to convert or audit all required database fields and to continue servicing the Mortgage Loan on Servicer’s servicing system, without necessity of special enhancements, optional subsystems or special programming. All such documentation must be delivered to Servicer promptly after the related Transfer Date and, in all events, within a reasonable amount of time before any Client reporting is due from Servicer;

3.1.4	if applicable and as soon as possible, a complete and accurate listing of any Mortgage Loans where the Mortgage Loan payment is inclusive of a personal or group insurance, in such detail as Servicer may reasonably require, including without limitation the name of the insurance company; type of premium coverage; premium amount; and the name and telephone number of the individual at Client knowledgeable of such coverage;

3.1.5	written evidence (or appropriate electronic data confirming) that a Hazard Insurance policy is in force for each Mortgage Loan delivered to Servicer for servicing, allowing Servicer sufficient time, before policy expiration, to notify the Hazard Insurer to send all future notifications to or at the direction of Servicer. Lender will indemnify and hold Servicer harmless from any loss or damage resulting from lapse or insufficiency of Hazard Insurance coverage or insufficient evidence of coverage delivered to Servicer on or before the related Transfer Date; and

3.1.6	for each Mortgage Loan to be serviced hereunder, all at Client’s cost, the transfer of any existing real estate tax service contracts and transferable life of loan flood zone determinations to Servicer. In the event that any real estate taxes or assessments in connection with a Mortgage Loan are delinquent at the time of, or would become delinquent if not paid within thirty (30) days after the delivery of a complete Mortgage File, then in no event shall Servicer be responsible hereunder for any penalties or interest resulting from such delinquency.

3.1.7	Servicer shall be free to immediately declare a default, terminate this Agreement and cease all servicing activity in the event that the Client fails to timely produce any documentation requested or required hereunder.

3.2	Default. If (i) Client shall fail to pay to Servicer any sums as and when due and payable to Servicer under this Agreement, whether as compensation, reimbursement or otherwise; or (ii) any secured party holding a security interest shall demand that Servicer pay over to that secured party any sums otherwise payable to Servicer under this Agreement; or (iii) Client shall be in default hereunder in any other respect; then Servicer shall: (A) be entitled to set off, against its damages, all sums due from Servicer to Client hereunder including monthly remittances; and (B) have and may exercise all other remedies permitted by law for breach of contract, to include a cause of action against the signatory of the Client. By signing below, the signatory of this Agreement agrees to be personally bound by the liabilities created under this Section 3.2.

03/27/2022
Name:	Date:

3.3	Compliance. During the Term of this Agreement, including any extensions hereof, Servicer agrees to comply with Applicable Requirements relating to the servicing of the Mortgage Loans that are the responsibility of Lender.

3.4	No Advances. With the exception of advances required by law to be made by Servicer, and notwithstanding any other contrary provisions herein, the Parties acknowledge and agree that Servicer shall not be required to advance any of its own funds on behalf of others, within the scope of the Services. For those advances made by Servicer, Client shall reimburse servicer for such advances within seven (7) Business Days of request; provided, that Servicer shall not make discretionary advances greater than $2,500 without the prior approval of Client. In the event that the Servicer elects to make any advance, and the Client thereafter fails to reimburse the Servicer within seven (7) Business Days, then the Client shall be responsible for a late fee of $25 per month and interest on the unpaid sums in the amount of 18% per annum.

3.5	Document Custodians / Expenses. Client is responsible for the establishing and maintaining any document custodian regime with respect to any of the Mortgage Loans. If necessary and/or requested by Servicer, Client will identify each document custodian to Servicer and instruct each custodian to cooperate with reasonable requests of Servicer, especially in connection with requests for documents or information to enable Servicer to process releases of paid in full Mortgage Loans. Servicer offers custodial services, the costs and terms of which shall be memorialized by way of a separate custodial addendum.

3.6	No Recourse to Servicer. Client agrees that in no event shall Servicer be liable for losses incurred by Client or any other Person in connection with the Mortgage Loans serviced hereunder, including without limitation losses incurred in connection with the default or foreclosure of such Mortgage Loans. In the event that Client sustains a loss as a result of Servicer’s default under the terms of this Agreement, the Servicer’s liability to the Client shall be limited to the Servicing Fees paid to Servicer for the particular Mortgage Loan at issue.

3.7	Representations and Warranties. Client represents and warrants to Servicer, as of the date hereof and each Transfer Date, as follows: (i) Client is duly formed, validly existing, and has all requisite power and authority to enter into this Agreement and to perform the obligations required of it hereunder, (ii) Client’s execution and performance of this Agreement have been duly and validly authorized by all necessary corporate action, (iii) the execution and performance of this Agreement by Client does not and will not violate Client’s organizational documents, any material contracts of Client, or any Applicable Requirements, (iv) Client has complied with, and has not violated, any law, ordinance, requirement, regulation, rule or order applicable to its business or properties, the violation of which reasonably could be expected to materially and adversely affect the Mortgage Loans or the operations or financial condition of Client, (v) that Client owns the Mortgage Loans, which are valid, existing, and enforceable, or that Client is the lawful holder of the servicing rights to such valid, existing, and enforceable Mortgage Loans, or that Client is specifically authorized in writing to act on behalf of the individual(s) or entity(ies) that own such Mortgage Loans or the servicing rights thereto, in all cases free of any known fraud or wrongdoing.

SECTION 4

Term and Termination

4.1	Term. This Agreement shall begin on the date first set forth above. The appointment of Servicer as Servicing Agent hereunder shall continue until each Mortgage Loan is paid in full, servicing is transferred, or 30 days after either party to this Agreement gives written notice or email notice to the other of its intent to terminate this Agreement. On an individual Mortgage Loan basis, this Agreement shall terminate as to that Mortgage Loan when any of these events occur: (a) payment in full of the Mortgage Loan and reconveyance of the related Security Instrument securing the related Mortgage Loan; or (b) 30 days’ written notice by Servicer to Client, except for cases of immediate termination as provided in this Agreement; (c) 30 days’ written notice by Client to Servicer (unless a shorter period of time is permitted under certain circumstances as provided in this Agreement or applicable law). All rights and authority under this Agreement shall continue upon written authorization by the Client for Servicer to handle the property management and property liquidation resulting from foreclosure.

4.2	Upon termination of this Agreement in its entirety or as to any one Mortgage Loan, Servicer shall deliver to Client all of Client’s funds (or if terminated only as to certain Mortgage Loan(s), all of Client’s funds relating to such Mortgage Loans), less any funds owing to Servicer, to include any outstanding advances made by Servicer. At termination of all Mortgage Loans or a terminated Mortgage Loan, Client shall reimburse Servicer for any outstanding advances approved by Client as provided herein made within seven (7) days upon written demand by Servicer to Client.

4.3	If Client terminates or transfers servicing on any of the Mortgage Loans subject to this Agreement to another party or servicer other than Servicer, Client must first pay in full all servicing and related fees due Servicer and an additional transfer fee as set forth in Exhibit A hereto, then Servicer will create and send the corresponding RESPA “goodbye” letters, Master Reports, and transfer relevant escrow/impound amounts. Additional requests may be subject to customary and reasonable additional charges. This transfer fee does not apply to Mortgage Loans that are paid off or sold by Client. If any Mortgage Loan being serviced by Servicer is government regulated, to include but not be limited to an existing HAMP loan, then Servicer will only transfer beneficial interest in the Mortgage Loan and/or servicing to a Lender and/or servicer meeting the regulatory requirements, the responsibility for confirmation of such will be the responsibility of the Client. Servicer’s compensation in any area is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement in writing at any time during said 30 day period, and Client shall not be liable for the foregoing transfer fee. Invoices to Client for services provided by Servicer, or arranged through Servicer, are due upon receipt and payable within 20 days, after which time they will be considered delinquent and subject to a 18% past due charge; provided, however, that if Client disputes any amounts reflected in such invoices, Client and Servicer agree to work together in good faith to resolve such disputes. If Client’s account becomes delinquent, all activities of Servicer on behalf of Client may cease.

4.4	Servicers Right of Interpretation. In accordance with various and changing State and/or Federal Law, State and/or Federal Case Law, and Servicer’s interpretation of such laws, proper procedures and risks, Servicer reserves the right to: (a) determine how any advances and/or late charges are assessed and to adjust all unpaid late charges or assessments of late charges accordingly; or (b) determine the interpretation and application of other terms and conditions of the Note. By continuing to hire Servicer to service the Mortgage Loan, Client agrees that Servicer may decline to enforce certain provisions of the Note as noted above. By declining enforcement of certain provisions, Servicer may effectively waive those provisions on behalf of Client. Client agrees to such waiver by continual hire of Servicer and shall have no cause of action against Servicer due to Servicer’s determination not to act in accordance with this section. If Servicer determines that a Mortgage Loan is predatory in nature, or the Mortgage Loan does not comply with federal or state requirements, or at any time during servicing of the Mortgage Loan becomes predatory in nature or does not comply with federal or state requirements, Servicer can refuse to accept the Mortgage Loan for servicing or can cancel any existing servicing or functions by Servicer related to the Mortgage Loan as provided above by giving thirty (30) day’s written notice. Servicer reserves the right not to pursue or continue any foreclosure on any asset it services if Servicer reasonably believes that foreclosure, or the terms and conditions provided or established by Client, will violate state or federal law or company policy.

SECTION 5

Loan Documents

Client or its custodian shall retain custody of the original Note and Deed of Trust or Mortgage for the Mortgage Loans (or assignment thereof) unless Servicer is specifically authorized by Client and agrees to engage Servicer for such custodial services. The terms and costs of the custodial services shall be memorialized by way of a separate custodial addendum.

SECTION 6

Client Advances

Client may, but is not required to, make such advances that are necessary and prudent to protect, and to collect, Client’s interest in the Loans. Client shall immediately notify Servicer in writing or by email of any such advances made by Client. As a normal course of business, Servicer will not advance any funds on behalf of Client or any other person or entity unless mandated by law.

SECTION 7

Delinquent/Non-Performing Loans

7.1	Default Management Responsibilities; Loss Mitigation. For loans that are classified as Default/Non-Performing Loans, Servicer is authorized and empowered by Client to take the following actions, without limitation: (i) prepare, execute and deliver, on behalf of Client at Client’s expense, any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien on each Mortgaged Property and related collateral; any modifications, waivers (including, without limitation, waivers of any late payment charge in connection with any delinquent payment on a Mortgage Loan), consents, amendments, discounted payoff agreements, forbearance agreements, cash management agreements or consents to or with respect to any documents contained in the related Servicing File; and any and all instruments of satisfaction or cancellation, or of partial or full release or discharge, and all other instruments comparable to any of the types of instruments described in this subsection (i), and (ii) institute and prosecute judicial and non-judicial foreclosures, suits on promissory notes, indemnities, guaranties or other Mortgage Loan Documents, actions for equitable and/or extraordinary relief (including, without limitation, actions for temporary restraining orders, injunctions, and appointment of receivers), suits for waste, fraud and any and all other tort, contractual and/or other claims of whatever nature, and to appear in and file on behalf of Client such pleadings or documents as may be necessary or advisable in any bankruptcy action, state or federal suit or any other action.

7.2	Modification of Default Loans. Except as provided for herein, the Servicer may not, without the consent of the Client, waive, modify or vary any term of any Mortgage Loan, consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor. The Servicer must first obtain the written consent of the Client to the extent that the actions of the Servicer (a) result in any reduction or forgiveness of any amounts owed to the Client under the relevant loan document, (b) reduce the monthly payment due under any loan document, (c) waive or (re)capitalize unpaid Servicing Advances, (d) modify the monthly payment to an interest only payment for a period in excess of six (6) months, or (v) in connection with a sale of the Mortgaged Property, accept a payoff that is less than what is owed under the applicable loan documents. Consistent with the foregoing, the Servicer may in its discretion (i) waive any late payment charge, and (ii) extend the due dates for payments due on a Mortgage note for a period not greater than thirty (30) days.

7.3	Foreclosure. If Client elects to pursue foreclosure, and the Servicer agrees that such election is reasonable, Client shall thereafter retain an attorney and provide said contact information to the Servicer. Servicer shall thereafter be entitled to supervise the conduct of the foreclosure proceeding. Servicer may provide the Client with a list of names of potential attorneys, but such references shall in no way constitute the endorsement of said attorneys. Client is encouraged to conduct its own due diligence into any attorney that it intends to retain. If the Mortgaged Property is acquired in the foreclosure proceeding, the Property will be acquired in the name of Client or its designee, and Servicer shall commence providing property management and disposition services as provided in Section 7.6. Notwithstanding anything to the contrary contained herein, in the event Servicer has reasonable cause to believe that a Mortgaged Property poses significant environmental issues, Servicer shall notify Client of the existence of the issues, describe such problem, make a recommendation to Client regarding handling the Property and carry out the recommendation unless otherwise directed by Client in writing within five (5) days after Client’s receipt (or deemed receipt) of such notice. If Servicer elects to proceed with a foreclosure in accordance with the laws of the state where the Mortgaged Property is located, Servicer shall not be required to pursue a deficiency judgment against the related Mortgagor or any other liable party unless requested to do so in writing by the Client.

7.4	Bankruptcy of Mortgagor. If Servicer has actual knowledge that an Mortgagor is the subject of a proceeding under the Bankruptcy Code or any other similar law, has made an assignment for the benefit of creditors or has had a receiver or custodian appointed for its property, Servicer shall retain an attorney on behalf of Client to pursue claims to payment on the Mortgage Loan and, if reasonable and warranted under the circumstances, foreclosure on the Mortgaged Property in the bankruptcy court in accordance with Accepted Servicing Practices. If the Mortgaged Property is acquired in an insolvency proceeding, it shall be acquired in the name of Client or its designee.

7.5	Servicing Oversight. Client shall not engage third parties for servicing oversight or review of Servicer’s servicing activities and practices without Servicer’s prior written consent. Fees for certain documents and services, if available, will be charged according to Exhibit A hereto.

7.6	Property Management and Disposition Responsibilities. With respect to each REO Property made subject to this Agreement and with respect to each Mortgaged Property that becomes an REO Property, Servicer may, in accordance with Accepted Servicing Practices and if requested by Client, provide property management and disposition services with respect to such REO Property, including analysis of sale potential of such REO Property, property management (including maintenance and repairs to such REO Property to render it salable), Escrow Account administration for payment of Escrow Payments and property sales including utilizing REO auction companies for REO Property liquidations. The Servicer may, either itself or through an agent selected by the Servicer, and if requested by Client, manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The terms of any disposition of any REO Property must first be approved by the Client. The Liquidation Proceeds from the sale of the REO Property shall be promptly deposited in the Collection Account. As soon as practical thereafter, the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related Servicing Advances. The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in which amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

SECTION 8

Performing Loans

8.1	Functions . Upon boarding, a loan will be classified as either “Performing” or “Non-Performing.” The classification of a Mortgage Loan as Performing or Non-Performing shall be in the sole discretion of the Servicer and shall be communicated to Client in writing within five (5) days of boarding. In determining whether a Mortgage Loan shall be classified as Performing or Non-Performing, the Servicer will consider the following criteria: has the Borrower made any payments within the 60 days prior to boarding; date of default, nature of default, payment history, escrow balance, and the existence of any non-payment defaults. Servicer shall provide written notice to Client in the event that a loan is re-classified at any point after boarding. Client shall have five (5) days from the date of written notice to object to the classification. The failure to object to the classification, or re-classification, shall be considered the Client’s consent and the Client thereafter forfeits and waives any challenge to the classification and/or the incurrence of any fees and charges commensurate with the classification, or re-classification.

8.2	If required information is supplied and associated fees are paid, in addition to the terms otherwise provided herein, Servicer shall: (a) on Mortgage Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Mortgage Loans; (b) on Mortgage Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes; (c) attempt at least once to contact Mortgagor at any of the phone numbers in Servicer’s file if Mortgage Loan is delinquent (unless satisfactory arrangements have been made).

SECTION 9

Escrow Service

9.1	Client may request Servicer provide the following property insurance and property tax service for first position Mortgage Loans in accordance with the fees structure set forth in Exhibit A hereto. Said fees will be added to the monthly loan servicing fee and prorated as appropriate. If this optional service is requested in writing or by email by Client and accepted in writing or by email by Servicer, and if all required information is supplied, then upon payment of the fees by the Mortgagor, Servicer will hold said monies in escrow and disburse the scheduled payments to the respective provider as needed. Any funds remaining in escrow after full repayment of the Mortgage Loan shall be released to the Mortgagor. Client may direct Servicer, upon acceleration of the Mortgage Loan due to default, in Client’s sole discretion, and subject to any applicable law, how to apply the escrowed funds (i.e., applied to advances, principal, interest or other expenses). Servicer accepts no responsibility for the consequences of incorrect information or instructions supplied by the Client. Servicer is not responsible for the consequences of any non-payment of insurance or property taxes. If any interest on the balances aggregated is required by applicable law to be paid to the Mortgagor for impounding Mortgagor’s monies, Client will be responsible to pay such interest on demand by Servicer. If a Mortgagor’s escrow funds are insufficient to pay insurance and/or property taxes, Client shall immediately advance to Servicer’s escrow account funds sufficient to cover the shortage. Client’s failure to do so may jeopardize Client’s lien position due to the failure of insurance and/or property taxes, and Servicer accepts no responsibility for Client’s failure to make such an advance provided such failure was not the result of an act or omission of Servicer or its agents, employees or vendors.

9.2	Insurance and Taxes. If the Mortgagor’s monthly payment does not include amounts for the payment of insurance and/or properly taxes, it is the responsibility of the Client to: a) verify insurance coverage annually and send copies of insurance coverage to the Servicer, however Servicer is not responsible for the consequences of any non-payment of insurance; b) check for payment of taxes annually or use a Tax Service; Servicer may receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client.

SECTION 10

Compensation

For its services, Servicer shall earn a servicing fee on each Mortgage Loan in the Servicer’s system that qualifies as performing as set forth in Exhibit A attached. Additionally, Servicer shall be entitled to: (a) all fees for payoff demand statements and related documents, returned check charges, if applicable; (b) 50% of paid monthly late charges; (c) 100% of the standard monthly Mortgage Loan servicing fee during the foreclosure process. The monthly servicing fee earned by Servicer and all hard costs incurred in the normal transaction of business, including but not limited to actual attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees may be deducted from Client or Lender’s proceeds, charged to a Client Credit Card kept on file by Servicer, deducted from an established expense Reserve Account, or may be billed separately, as determined by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges. Servicer’s compensation is subject to change upon 30 days written notice to Client; Client may avoid changes by terminating this Agreement in writing at any time during said 30-day period. Fees for certain documents and services, if available, will be charged according to Exhibit A hereto.

SECTION 11

The Limited Obligations of Servicer

Client acknowledges that Servicer has no obligation, other than described elsewhere in this Agreement, to make any payment (other than the forwarding of a Mortgagor’s payment) to or on behalf of Client, to senior liens or to otherwise protect or enforce the Client’s security or rights hereunder. No funds received from any borrower will be disbursed to Client until said funds clear and are withdrawable by the Servicer.

Borrower In the event any payment collected for the benefit of Client is returned NSF or uncollectible in Servicer’s Trust Account, Client will immediately, upon notification from Servicer, return Servicer’s uncashed Trust Check, or immediately reimburse Servicer’s Trust Account the full amount received from Servicer’s Trust Check. In no event is Servicer obligated to cover or make good Mortgagor’s shortages in Servicer’s Trust Account. Servicer is hereby authorized to place a “Stop Payment” on Client’s Trust Check from Servicer or reverse any ACH (Electronic Funds Transfer) whenever the representing funds are returned NSF or uncollectible in Servicer’s Trust Account. Servicer may deduct such amounts from any proceeds due Lenders. Servicer is not liable for any losses related to loan adjustments from variable rate, HELOC, or other similar type loans, or changes in loan terms due to modification, unless notified in writing by the Client of the adjustment. Changes shall become effective no sooner than two weeks after this notification is received by Servicer. Servicer does not offer senior lien monitoring, but can refer Client to an independent service provider. Client is responsible on junior liens for verifying insurance coverage and tax payments with senior liens. In accordance with Accepted Servicing Practices, and any applicable law, statutes or regulations, the Servicer shall provide applicable maturity notices. Client is also responsible for tracking the maturity of Mortgage Loans and providing notice to the Servicer within 60 days maturity. It is the responsibility of the Client to periodically monitor information provided for and/or made available to the Client regarding the Mortgage Loans, to include mortgage loan data, Mortgagor payments and servicing activity, to ensure the accuracy thereof. If Client requires or requests additional reporting beyond what is provided by Servicer using its standard reporting and web login, there will be additional reasonable charges for setup, custom report templates, programming, maintenance, and regular distribution of such information. Notwithstanding anything to the contrary herein, Servicer shall be fully authorized by Client to prepare, execute and record all documentation required to release property liens on behalf of Client, following negotiated settlements with borrowers, and other authorized resolutions. In order to accomplish said responsibilities, the Client shall execute the Limited Power of Attorney provided for in Exhibit D.

SECTION 12

Defense & Indemnification

12.1	Indemnification by Servicer. Servicer shall indemnify, defend and hold Client and its Representatives, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Client by reason of or arising directly from third party claims that were caused by or resulted from the Servicer or its subservicer’s malfeasance, willful misconduct, negligence, breach of Servicer’s representations and warranties in this Agreement, or a failure by Servicer to act in compliance with the terms of this Agreement, except where Servicer’s actions or omissions were pursuant to a directive of Client or were affected by a failure of Client or any prior servicer, sub-servicer, owner or originator of a Mortgage Loan to comply with Applicable Requirements. Servicer shall have no obligation to correct any errors or omissions of an originator or prior servicer of a Mortgage Loan unless specifically requested to do so in writing by Client, and then only if the Parties, negotiating in good faith, can agree in writing on a reasonable fee for such service. The foregoing indemnification shall survive the termination of this Agreement.

12.2	Indemnification by Client . Client shall indemnify, defend and hold Servicer and its Representatives, Affiliates, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Servicer by reason of or arising directly from third party claims or actions that were caused by or resulted from (A) any actions or omissions in respect of any Mortgage Loan or property of any prior servicer, subservicer, owner or originator of a Mortgage Loan or property, (B) taking any action, or refraining from taking any action, with respect to any Mortgage Loan or property, that results from the malfeasance, willful misconduct or negligence of Client, Client’s subservicers, contractors, or agents, or from the failure of the Client to provide Servicer the necessary Loan Documents in order to allow Servicer sufficient lime to timely process satisfactions, payoffs and releases, (C) Servicer’s reliance on the authority of Client to direct the activity of Servicer within the scope of this Agreement, (D) Client’s failure to observe or perform any of Client’s covenants, agreements, or representations contained in this Agreement, and/or (E) Client’s failure to comply with its regulatory obligations following Client advising Servicer that such regulatory obligation is outside the scope of the Servicer’s services. The foregoing indemnification shall survive the termination of this Agreement.

12.3	Defense. Each Party’s obligation to indemnify the other hereunder with respect to any claim of a Mortgagor, Investor or other third party shall be conditioned upon the following: (i) the Party seeking indemnity (the “Indemnitee”) shall give to the Party from whom indemnity is sought (the “Indemnitor”) prompt written notice of any such claim and shall provide such detail as the Indemnitor may reasonably require; (ii) the Indemnitee shall reasonably cooperate in the defense of such action; (iii) the Indemnitor shall have full control and authority to retain counsel of its choice, defend and settle any such action or claim at its sole expense provided, however, that where the settlement is for more than monetary relief alone, the Indemnitor shall not have the right to bind Indemnitee to a settlement agreement, without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, under which a) the Indemnitee will be required to make an admission of wrongdoing; or b) an admission of wrongdoing by Indemnitor on Indemnitee’s behalf could be reasonably inferred or construed.

12.4	No provision of, or the exercise of any right(s) under this Section shall limit the right of any Party in appropriate circumstances to: (i) exercise self-help remedies such as set-off; (ii) foreclosure against any real or personal property collateral; (iii) obtain provisional or ancillary remedies such as injunctive relief or the appointment of a receiver from any court having jurisdiction before, during or after the pendency of any arbitration. The institution and maintenance of an action for provisional remedies or pursuit of provisional or ancillary remedies or the exercise of self-help remedies shall not constitute a waiver of the right of any Party to submit the controversy or claim to arbitration. Each Party hereby consents to the exclusive jurisdiction and venue of the state court and federal district court in the Commonwealth of Virginia for any provisional or ancillary relief sought pursuant to this Section and irrevocably waives all claims of immunity from jurisdiction and any right to object on the basis that any proceeding for such relief has been brought in an improper or inconvenient venue or forum. The Parties each hereby knowingly, voluntarily, and intentionally waive the right each may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this or any action of either Party. This provision is a material inducement for Parties entering into this Agreement.

SECTION 13

Licenses

13.1	Servicer represents and warrants to Client that any agent, employee, or any vendor hired by Servicer, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required by its engagement and this Agreement and that the Servicer’s performance of such services will not conflict with or violate any applicable agreement, law or regulation applicable to the Servicer. Servicer further represents and warrants to Client that it is and will continue to be in compliance with all applicable federal, state and local laws, ordinances and regulations pertaining to its business. Servicer further represents and warrants to Client that it is not subject to any court or administrative judgments, orders, injunctions and/or rulings which would have an adverse effect on its ability to service the Mortgage Loans and perform under this Agreement. Servicer further represents and warrants to Client that neither the Servicer nor any of its directors, officers or principals have been sued by any of the Servicer’s present or former clients, partners, co-ventures or other persons and that the Servicer is not involved in any litigation which if resolved adversely to the Servicer would negatively impact its ability to perform its obligations hereunder. Client represents and warrants to Servicer that it, any agent, employee, or any vendor hired by Client, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required for Client to receive payments and proceeds collected by Servicer.

SECTION 14

Independent Contractor

14.1	At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Client. Client shall not have the right to control the means by which Servicer accomplishes its services and duties pursuant to this Agreement. Servicer shall, at its sole cost and expense, furnish all facilities, materials and equipment that may be required for furnishing services pursuant to this Agreement.

14.2	Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Client in any capacity whatsoever as an agent. Except as otherwise provided herein or as Client may specify in writing, Servicer shall have no authority, express or implied, to bind Client to any obligation whatsoever.

SECTION 15

Assignment/Subcontracting

Servicer reserves the right to subcontract from time to time with, and use the services of, one or more outsource firms including, but not limited to law firms, property preservation companies, tax service providers, insurance providers, custodial service providers, and real estate brokers, to perform the duties of Servicer as described in herein.

SECTION 16

Conflicts of Interest

Servicer agrees that it shall not make, participate in the making, or in any way attempt to use its position to influence any decision of Client in which Servicer knows or has reason to know that Servicer, its officers, partners, or employees have an adverse financial interest to that of the Company. The Company acknowledges and understands that certain members and/or affiliates of the Services are engaged in the business of owning and managing debt instruments, specifically, debt instruments secured by real property throughout the United States. Furthermore, the Company acknowledges that the Servicer may service loans owned by members of the Servicer and/or its affiliates and/or those possessing a financial interest in the Servicer. The Company hereby acknowledges and waives any potential conflict of interest that may arise out of the aforementioned.

SECTION 17

Insurance

Servicer shall carry such forms of insurance, in such amounts, as are commercially reasonable for the services offered hereunder.

SECTION 18

Governing Law

This Agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Virginia and Servicer and Client agree to submit to the jurisdiction in any Virginia court sitting in the County of Arlington.

SECTION 19

Waiver or Breach

No waiver of any of the terms of this Agreement or any Addendum will be valid unless in writing and designated as such. Any waiver by any party or a breach of any provision of this Agreement shall be in writing and will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement will not be considered a waiver or deprive any party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In addition, in granting any waiver, the waiving party will exercise its best efforts to ensure that all Parties continue to have substantially equivalent rights, benefits, privileges, duties and responsibilities. Any forbearance or delay on the part of either party in enforcing any of its rights under this Agreement will not be construed as a waiver of such right to enforce same for such occurrence or any other occurrence.

SECTION 20

Confidentiality

The Servicer acknowledges and agrees that Client and its Affiliates possess and will possess information, whether or not in writing or other tangible form, that is disclosed to or learned by Servicer as a consequence of or through performance of the Services, whether or not related to the Servicer’s specific work that is non-public information important to Client’s business, including the names and addresses of the Mortgagors (“Confidential Information”). As used herein, “Applicable Privacy Law” means the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801-6827, Interagency Guidelines Establishing Information Security Standards, 12 C.F.R. Part 570, Appendix B, and other applicable law regarding privacy. Servicer will not disclose any of Client’s Confidential Information except as required by Applicable Requirements or with the prior authorization of Client. Servicer will not use (or assist or permit any other person to use) any of the Confidential Information for any purpose other than in furtherance of the performance of its duties as Servicer. Servicer will maintain all consumer information subject to Applicable Privacy Law in accordance with standards required by Applicable Privacy Law.

Without the prior written consent of Client, Servicer agrees not to disclose the identity of Client or its Affiliates or any of their directors, officers, managers, employees, Servicers or agents as a customer or prospective customer of Servicer, or the existence or nature of this Agreement. Neither the Servicer nor Client, nor their respective Representatives, shall disseminate any oral or written advertisement, endorsement or other marketing material relating to each other’s activities under this Agreement without the prior written approval of the other party. No Party hereto will use the name, mark or logo of the other party in any advertisement or printed solicitation without first having prior written approval of the other party. The parties hereto shall take reasonable efforts to ensure that its vendors shall not disseminate any oral or written advertisement, endorsement or other marketing materials referencing or relating to the other Party without that Party’s prior written approval.

SECTION 21

Counterparts

This Agreement and any addendum, exhibit or schedule hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement may also be executed and delivered by way of facsimile, email, and or any such other form of electronic transmission as is generally accepted in the industry. Photo static copies of this Agreement have the same force and effect as an original of this Agreement.

SECTION 22

Modification

This Agreement constitutes the entire agreement of the parties. No other agreement, oral or written, pertaining to the work to be performed under this Agreement shall be of any force or effect unless it is in writing and signed by both parties. This Agreement may be modified only by a written agreement signed by each of the parties hereto. Notwithstanding the above, amendments to this Agreement, its exhibits or schedules, may take the form of electronic communication between the Parties, as provided in the Notice provision of this Agreement.

SECTION 23

Severability

If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then that provision shall be curtailed and limited only to the extent necessary to bring said provision within the legal requirements and this Agreement as so modified shall continue in full force and effect.

SECTION 24

Headings

The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be part of this Agreement.

SECTION 25

Litigation

Except at otherwise provided in Section 12, if Servicer is served with a Summons and Complaint which requires Servicer to appear in person and/or give testimony on behalf of Client for any legal action against Client, Servicer is to be reimbursed for any reasonable litigation response costs, fees and expenses, including, but not limited to, hotel, airline, meals and car rental. Servicer is to be paid $200.00 per normal business hour from the Servicer’s main office per employee needed. Client shall not be responsible for any such costs and fees if the appearance is a result or related to Servicer’s act or activity that were not a direct result of Client’s instructions or not within the scope of the Servicer’s services contemplated under this Agreement. Servicer shall provide in writing to Client a detailed invoice outlining all items and charges to be paid by Client. Client shall thereafter have five (5) business days to remit payment, after which time the interest and penalties provided for in Section 3.4 shall attach and accrue.

SECTION 26

Client and Lender Responsibilities

Client represents to Servicer that, if the Client is acting as a servicer, sub servicer or agent of private Lenders, that Client has informed Lenders of its choice in outsourcing the servicing to Servicer and that both Client and private Lenders, if any, are jointly and severally liable for the payment of Servicer’s fees only if the Client has not paid Servicer’s fees in connection with the Mortgage Loan or Mortgaged Premises.

SECTION 27

Limitation of Liability of Servicer

Except to the extent the validity of the Mortgage Loan is adversely affected or caused by Servicer or its representatives, Servicer is not responsible to Client, its successors, assigns, Lenders, or any other third party for the validity of the Mortgage Loan submitted by Client, including without limitation, (a) the Loan Documents, including notes, deeds/mortgages, or assignments, (b) whether the Mortgage Loan is a valid, enforceable or existing lien on the property, (c) the enforceability of the Mortgage Loan against the Mortgagor, (d) or any regulatory compliance or violation of any other state or federal laws, including without limitation the Real Estate Settlement Practices Act and the Truth-in-Lending Act that occurred before the transfer of servicing rights and obligations to Servicer. Under no circumstances will Servicer be responsible for any indirect, incidental, special, punitive, or consequential damages.

SECTION 28

Notice

Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered personally or by facsimile, email or by overnight delivery service or by first class mail, postage prepaid, to each party at the address listed below. Either party may change the notice address by notifying the other party in writing. Notices shall be deemed received upon receipt, electronic confirmation of delivery as to facsimile or email notices, or Three (3) days after deposit in the U. S. Mail, whichever is applicable.

SECTION 29

Disputes

Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Arlington County, Virginia before one (1) arbitrator. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Unless otherwise agreed by the parties, the arbitrator shall be selected by JAMS. Judgment on the Award may be entered in any court having jurisdiction. The parties understand that Arbitration is final and binding on both parties and that each party in executing this agreement is waiving their rights to seek remedies in court, including the right to jury trial.

SECTION 30

Intellectual Property & Work Product

30.1	Servicer shall have exclusive title and ownership rights, including all Intellectual Property rights, throughout the world in all Work Product and Intellectual Property. This Section 30 (“Work Product”) and the references incorporated herein shall survive the term of this Agreement.

30.2	Client agrees, and will cause its Representatives and Affiliates to agree, that nothing relating to the Services, or related to any Intellectual Property or Work Product, shall be considered a work made for hire within the meaning of Title 17 of the United States Code. Client automatically assigns, and shall cause its Representatives and Affiliates, as appropriate, to assign, at the time of creation and without any requirement of future consideration, any right, title, or interest it or they may have in any Work Product or Intellectual Property, including any patent applications, patents, copyrights, or other Intellectual Property rights. Upon request of the Servicer, Client shall take such further action, arid shall cause its Representatives and/or Affiliates to take such further action, including the execution and delivery of instruments of conveyance, as the Servicer reasonably may deem appropriate to give full and proper effect to such assignment. This section shall survive the term of this Agreement.

30.3	All uses of any trademarks, service marks and trade names in the Work Product or in the performance of the Services, and the goodwill associated therewith, whether by Servicer or third parties, inures and will inure to the benefit of Servicer. Servicer hereby grants Client and its Affiliates an irrevocable, unrestricted, non-exclusive, paid-up, perpetual, worldwide license to use, duplicate, distribute and display any Work Product so as to enable the full use and/or benefit of the Work Product, provided that Client or its Affiliate obtains the prior written consent of the Servicer for any use contemplated by this Section 36(c), which consent shall not be unreasonably withheld. The license granted by this Section 36(c) shall survive by one (1) year any termination of this Agreement or any Transaction Addendum,

SECTION 31

Non-Exclusivity

This Agreement is non-exclusive and each Party may in their sole discretion enter into arrangements with third parties that are not in conflict with this Agreement.

SECTION 32

Third Party Providers

Third party service providers including, but not limited to the following, will be chosen by mutual agreement of the Client and Servicer, retained and paid by the Servicer, all such payments to be reimbursed by the Client:

-	All insurance providers/services;

-	Tax monitoring and oversight;

-	Lien release services (if needed), default title;

-	REO, claims processing;

-	Invoice management;

-	Custodial services;

-	Attorneys;

-	Property preservation/management/maintenance;

-	Imaging, and web-based Client reporting and communications; and

-	Any other providers whose services are necessary to service the Mortgage Loans in accordance with Accepted Servicing Practices or otherwise perform such functions as are necessary to protect the Mortgage Loans and any underlying collateral.

SECTION 33

Invoicing

Servicer shall remit any and all invoices to Client, at and as noted below, for the services and expenses rendered and that are considered complete according to the status of the asset and/or pool, with the exception of Boarding Fees, as that term is defined in Exhibit A. Any and all service fees and applicable expense fees shall be paid in U.S. dollars and be remitted to Servicer within twenty (20) calendar days from delivery of the invoice. Credit cards may be used for payment of invoices subject to a convenience fee. Upon Client’s failure to timely comply with its payment obligations, including reimbursements for any optional advances made by Servicer, and without waiving default of Client: (i) Servicer may elect to cease remitting funds to Client and /or cease work on servicing files until Client is current; and (ii) all unpaid sums due to Servicer shall bear interest at 18% per annum.

Client:	CWS Investments Inc
Contact:	Christopher Seveney

SECTION 34

Addenda

Terms and conditions of this Agreement shall incorporate and be subject to those provisions set forth in the attached Addenda (Exhibits A, B, and C) made a part of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

SERVICER:

BIFI LOAN SERVICING LLC

490 Schooleys Mountain Road. Suite 7

Hackettstown, NJ 07840

By:	/s/ Shante Duffy
	Name:	Shante Duffy
	Position:	VP of Operations
Date:

CLIENT:

CWS Investments inc

By:	/s/ Christopher Seveney
	Name:	Christopher Seveney
	Position:	Chief Executive Officer
	Date:	03/27/2022

Client Mailing Street Address:	5242 Port Royal Rd #1785
Client Mailing City, State & Zip:	Springfield, VA 22151
Client Payment Street Address:	5242 Port Royal Rd #1785
Client Payment City, State & Zip:	Annandale VA 22003
Client Phone Number:	703-988-2054
Client E-mail Address:	chris@7einvestments.com
Client Preferred Phone Number (to be provided to borrower):	703-988-2054

PERSONAL GUARANTY:

By signing below, Christopher Seveney as an inducement to Servicer to enter into this Agreement, agrees to unconditionally guarantee the prompt payment and performance of all amounts due under this Agreement and to be liable for any amounts due to the Servicer from the Client.

/s/ Christopher Seveney
Name:	Christopher Seveney
Date:	03/27/2022

EXHIBIT A

FEE SCHEDULE

*all fees are per loan

Boarding & De-boarding Services	Cost
Service Transfer In (Loan Boarding)	$75.00
Service Transfer Out (Loan De-Boarding)	$70.00
ARM Setup	$15.00
BK Setup	$50.00
Escrow Setup	$25.00
HELOC Setup	$15.00
Truth-In-Lending Act Ownership Transfer	$25.00

Monthly Services	Cost
Standard Servicing Fee	$20.00
Loss Mitigation Fee	$50.00
Escrow Services	$5.00
Adjustable Rate Mortgages (ARM)	$5.00
Bankruptcy Plan	$10.00
HELOC	$5.00

Bankruptcy Services	Cost
Bankruptcy Setup	$50.00
Bankruptcy Amended Proof of Claim	$50.00 + Attorney Fee
Bankruptcy Notice of Payment Change	$25.00 + Attorney Fee
Bankruptcy Post-Petition Notice	$25.00 + Attorney Fee
Bankruptcy Transfer of Claim	$75.00

Escrow Services	Cost
Escrow Setup (at boarding)	$25.00
Escrow Setup (after boarding)	$50.00
Escrow Monthly Service	$5.00
Escrow Termination	$20.00
Tax Tracking ONLY(annually)	$50.00

Foreclosure Services	Cost
Demand Letter (sent by attorney)	$100.00
Foreclosure Complaint Coordination	$400.00

Loss Mitigation Fees	Cost
Cash For Keys/Deed In Lieu	$175 + Attorney Fee
Deferral Agreement	$75.00
Maturity Extension	$100.00
Maturity Notice	$25.00
Modification Agreement + Loan Reset	$400.00 + $50.00
Trial Payment Plan	$300.00
Forbearance Agreement	$300.00
Payoff/Settlement Coordination	$750 or 3% whichever is
greater
Reinstatement Coordination(12+ months)	$400.00 or 3% whichever is
greater
Loan Reset Fee	$50.00

Document Services	Cost
Assignment & Allonge Preparation	$50.00
Assignment Recording	$25.00 + Recording Fee
Collateral Housing	$35.00
Lien Release/Satisfaction	$75.00 + Recording Fee
QuitClaim Deed, Warrant Deeds, LNA, ETC	$25.00 + Drafting Fee

Additional Services	Cost
Credit Reports	$15.00
Door Knocker	$30.00
Property Inspection	$30.00
FPI Admin Fee	$100.00 (annually)
Payoff Statement	$10.00
Reinstatement Statement	$10.00
Statement of Account	$10.00
Property Preservation	$25.00 + Preservation
Company Cost per order
REO Management	$75.00 (monthly)
QWR	$500.00
Verification of Mortgage Request	$25.00

Miscellaneous	Cost
Expedite Disbursement	$100.00
Wire Fee	$40.00

EXHIBIT B

CONFIDENTIALITY & NON-DISCLOSURE ADDENDUM

THIS CONFIDENTIALITY AND NONDISCLOSURE ADDENDUM is made and entered into this 27th day of March, 2022 is made and entered into by and between CWS Investments Inc. (“Client”) and BIFI LOAN SERVICING LLC, a Virginia limited liability company (the “Servicer”).

Recitals

A.	This Addendum is incorporated and made a part of the Loan Servicing Agreement, made and entered into at or near the time of this Addendum.

Agreement

1.	Definition of Confidential Information. For purposes of this Addendum, “Confidential Information” includes, without limitation, the following types of information and other information of a similar sensitive or confidential nature (whether or not reduced to writing) with respect to the business of Servicer, and its respective clients: Business plans, financial information, marketing techniques and materials, marketing and development plans, pricing policies, software source code, research, development, processes and procedures. “Confidential Information” does not include any information (a) which is generally known to the public through no fault of Party, (b) which is generally known or possessed by Party prior to receipt of any Confidential Information hereunder, (c) which is disclosed to Party in good faith by a third party who has an independent right to such Confidential Information and is under no duty not to disclose any such information, (d) which is approved in writing for release by Servicer, or (e) which is required to be disclosed by law.

2.	Disclosure of Confidential Information. Subject to the terms and conditions of this Addendum, Servicer may disclose Confidential Information to Client in the performance of the Loan Servicing Agreement. The parties acknowledge that disclosure of Confidential Information is for the purposes of fulfilling their respective duties and obligations under the Loan Servicing Agreement and for no other purpose.

3.	Acknowledgment of Ownership. Client acknowledges that the Confidential Information to be disclosed to Party by Servicer is the sole and exclusive property of Servicer.

4.	Nondisclosure of Confidential Information. Client will maintain in strict confidence and not disclose any Confidential Information to any third party. Upon termination of the parties’ relationship, all Confidential Information will be destroyed or returned to Servicer within three (3) days after a request, and no copies will be retained.

5.	Parties Not to Use Confidential Information. Client will not use any Confidential Information in any way except for the purpose set forth above.

6.	Responsibility for Disclosure. Client shall, without limitation, be subject to an injunction and be liable for any damages suffered by Servicer, and its respective clients as a result of any unauthorized disclosure or use of any Confidential Information. Client agrees that if it shall violate any covenants under this Addendum, Servicer shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration, or other benefits that Client, directly or indirectly, has realized and/or may realize as a result of, growing out of, or in connection with, any such violation. These remedies shall be in addition to, and not in limitation of, any injunctive relief or other rights or remedies to which Servicer is or may be entitled to at law, in equity, or under this Addendum.

7.	Not a License. This Addendum shall not be construed to grant Client any license or other rights except as expressly provided herein.

8.	Attorneys’ Fees. In the event legal action is brought to enforce the terms of this Addendum or to declare rights under this Addendum or to remedy its breach, the prevailing party shall be entitled to recover its costs and attorneys’ fees from the other party.

9.	Successors and Assigns. The rights granted under this Addendum may not be assigned by any party. Except as so limited, this Addendum is binding on and shall inure to the benefit of the parties, their successors and assigns.

10.	Notices. Any notices required or permitted hereunder shall be delivered by registered or certified mail, return receipt requested, postage prepaid, to the addresses set forth following the parties’ signature to this Addendum.

11.	Complete Agreement; Modification and Waiver. This Addendum represents the entire agreement among the parties with respect to the subject matter hereof. No amendment, modification, termination or waiver of any term of this Addendum shall be effective unless it is in writing and is signed by all the parties hereto.

12.	Survival. In the event Client returns all Confidential Information to Servicer pursuant to Section 4 above, the obligations set forth herein shall survive for a period of three (3) years following such return.

13.	Saving Provision. The parties acknowledge that the covenants set forth herein are necessary and fair for the protection of each other’s Confidential Information. In the event that a court should decline to enforce any covenants set forth herein, each party agrees to modification of the term hereof by the court to the extent necessary to make such covenant reasonable and otherwise enforceable. If any term, covenant, condition or provision of this Addendum is found to be invalid or unenforceable by any court, the remainder of the Addendum shall continue to be valid and enforceable.

14.	Term and Termination: Each Party’s rights and obligations under this Addendum shall commence on the date first written above and expire on the date that is the earlier of (i) two years from such date and (ii) any termination pursuant to Section 11 above, unless in either case any applicable privacy law requires a longer period. Notwithstanding anything to the contrary in this Addendum, each Party’s rights and obligations pursuant to this Addendum shall survive the expiration or termination of this Addendum for a period of two years after such expiration or termination, even after the return of such Confidential Information by the Receiving Party.

15.	Governing Law; Venue. The provisions of this Addendum shall be construed and interpreted in accordance with the laws of the State of Virginia, consistent with the choice of law and venue provisions of the Loan Servicing Agreement.

IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their duly authorized representatives.

SERVICER:

BIFI LOAN SERVICING LLC

490 Schooleys Mountain Road. Suite 7

Hackettstown, NJ 07840

By:	/s/ Shante Duffy
	Name:	Shante Duffy
	Position:	VP of Operations
Date:

CLIENT:

CWS Investments Inc.

By:	/s/ Christopher Seveney
	Name:	Christopher Seveney
	Position:	Chief Executive Officer
	Date:	03/27/2022

citrix | RightSignature

SIGNATURE CERTIFICATE

REFERENCE NUMBER
D6E8CDD2-8483-4010-A1BA-4C27E045DBEC

TRANSACTION DETAILS

Reference Number
D6E8CDD2-8483-4010-A1BA-4C27E045DBEC

Transaction Type
Template Signer Link

Sent At
03/27/2022 13:21 EDT

Executed At
03/27/2022 13:26 EDT

Identity Method
email

Distribution Method
manual

Signed Checksum
f1521679ae7c40fc231ccc39a12175a66dc0052baa8e636c2839a14ace35becf

Signer Sequencing
Enabled

Document Passcode
Disabled

DOCUMENT DETAILS

Document Name
Servicing Agreement

Filename
servicing_agreement.docx

Pages
30 pages

Content Type
application/vnd.openxmlformats-officedocument.wordprocessingml.document

File Size
153 KB

Original Checksum
f57f6ebb040db49030b8243f8453dd586a42ea69111abd7b220dfaf2b51a1da0

SIGNERS

SIGNER

Name
Christopher Seveney

Email
chris@7einvestments.com

Signer Sequence
0

Components
32

E-SIGNATURE

Status
signed

Multi-factor Digital Fingerprint Checksum
679a3f7edf3ca66ca7b0a256f5ca9f48827a6c3d96944dec2e18c085b36e061b

IP Address
74.96.117.204

Device
Chrome via Windows

Drawn Signature

Signature Reference ID
45A045CA

Signature Biometric Count
69

EVENTS

Viewed At
03/27/2022 13:21 EDT

Identity Authenticated At
03/27/2022 13:26 EDT

Signed At
03/27/2022 13:26 EDT

AUDITS

TIMESTAMP	AUDIT
03/27/2022 13:21 EDT	Signer viewed the document on Chrome via Windows from 74.96.117.204.
03/27/2022 13:25 EDT	Christopher Seveney (chris@7einvestments.com) signed the document on Chrome via Windows from 74.96.117.204.
03/27/2022 13:26 EDT	Christopher Seveney (chris@7einvestments.com) authenticated via email on Chrome via Windows from 74.96.117.204.